Filed Pursuant to Rule 433
Registration No. 333-202354

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$500,000,000

FLOATING RATE SENIOR NOTES, DUE OCTOBER 2022

FINAL TERM SHEET

Dated October 18, 2016

Issuer:	Bank of America Corporation

Ratings of this Series:	Baa1 (Moody’s)/BBB+ (S&P)/A (Fitch)

Title of the Series:	Floating Rate Senior Notes, due October 2022 (the “Notes”)

Aggregate Principal Amount Initially Being Issued:	$500,000,000

Issue Price:	100.000%

Trade Date:	October 18, 2016

Settlement Date:	October 21, 2016 (T+3)

Maturity Date:	October 21, 2022

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	Actual/360

Base Rate:	Three-Month LIBOR (Reuters Page LIBOR01)

Index Maturity:	90 days

Spread:	118 basis points

Interest Payment Dates and Interest Reset Dates:	January 21, April 21, July 21, and October 21 of each year, beginning January 21, 2017, subject to adjustment in accordance with the modified following business day convention (adjusted).

Interest Periods:	Quarterly

Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	ANZ Securities, Inc.

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Credit Agricole Securities (USA) Inc.

Danske Markets Inc.

Erste Group Bank AG

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Rabo Securities USA, Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

The Huntington Investment Company

UniCredit Capital Markets LLC

Junior Co-Managers:	Blaylock Beal Van, LLC

CastleOak Securities, L.P.

Mischler Financial Group, Inc.

Siebert Cisneros Shank & Co., L.L.C.

CUSIP:	06051G FY0

ISIN:	US06051GFY08

Concurrent Offering:	$2,000,000,000 2.503% Senior Notes, due October 2022

$2,500,000,000 3.248% Senior Notes, due October 2027

The settlement of the Notes is not contingent on the settlement of either of the concurrent offerings.

Optional Redemption:	The Issuer may redeem the Notes, at its option, in whole, but not in part, on October 21, 2021, upon at least 10 business days’ but not more than 60 calendar days’ prior written notice to holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon, to but excluding, the redemption date.

Notwithstanding the foregoing, any interest on Notes being redeemed that is due and payable on an Interest Payment Date falling on or prior to a redemption date for such Notes will be payable on such Interest Payment Date to holders of such Notes being redeemed as of the close of business on the relevant record date according to the terms of the Notes and the Senior Indenture.

Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the Notes on the redemption date.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

2